EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in these registration statements on Form S-3 of our report dated May 12, 1994, which includes an explanatory paragraph regarding the Company's changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in Notes 6 and 9 to the consolidated financial statements, on our audits of the consolidated financial statements and financial statement schedules of Loral Corporation and Subsidiaries as of March 31, 1994 and 1993, and for each of the three years in the period ended March 31, 1994, which report is incorporated by reference in these registration statements on Form S-3. We also consent to the reference to our firm under the caption "Experts".

COOPERS & LYBRAND

1301 Avenue of the Americas
New York, New York 10019
May 20, 1994